Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PURE Bioscience, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(h) Rule 457(c)	10,000,000	(2)	$0.07	(3)	$700,000	0.00014760	$103.32
Total Offering Amounts							$700,000		$103.32
Total Fee Offsets(4)									—
Net Fee Due									$103.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Registrant’s Common Stock (the “Common Stock”) that become issuable under the Registrant’s 2024 Equity Incentive Plan (the “2024 EIP”), as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock.

(2)	Consists of 10,000,000 shares of Common Stock available for issuance under the 2024 EIP.

(3)	This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price for the shares added to the 2024 EIP are based upon the average of the high and low prices of the Common Stock on August 12, 2024, as reported on the OTCQB, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.